                               EXHIBIT 1. A. (5)
                               -----------------

                              FORM OF POLICY FOR
                          PFL ENDEAVOR VARIABLE LIFE

[LOGO OF PFL LIFE]      PFL Life Insurance Company
                        A Stock Company
                        Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
                        (Hereafter called the Company, we, our or us)     (319) 398-8511

================================================================================
                              INSURED: JOHN DOE

                             OWNER(S): JOHN DOE

                        POLICY NUMBER: 07 - SAMPLE

                          POLICY DATE: September 1, 1994

                                   WE AGREE

 . To pay the Proceeds of this policy in accordance with the Death Benefit provisions to the beneficiary upon receiving due proof of the insured's death prior to the Maturity Date,

 . To pay the proceeds of this policy to the Owner if the insured is living on the Maturity Date, and

 . To provide you with the other rights and benefits of this policy.

THE PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT, THE INTEREST CREDITED TO THE FIXED ACCOUNT, AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the application and payment of the initial premium.

                                RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us or your agent. You must return the policy within the later of:
(a) 45 days after the application was signed; (b) 10 days after receipt of this Policy; or (c) 10 days after we mail or deliver the Notice of Withdrawal Right. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any Subaccounts under the Policy; plus
2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Subaccounts; plus
3. The value of amounts allocated to the Subaccounts on the date we received the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this policy unless otherwise required by law.

                       Signed for us at our home office.


        /s/  Larry Brown                        /s/  William L. Busler
           SECRETARY                                  PRESIDENT

   This policy is a legal contract between the policyowner and the company.
                          READ YOUR POLICY CAREFULLY


                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   FLEXIBLE PREMIUMS PAYABLE TO MATURITY DATE OR UNTIL PRIOR DEATH OF INSURED
     PROCEEDS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE
           AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT (SEE SECTION 7)
                   PROCEEDS PAYABLE AT DEATH OR MATURITY DATE
                               NON-PARTICIPATING.

                                  DEFINITIONS

When we use the following words, this is what we mean:

AGE
The insured's age as of the insured's birthday nearest the Policy Date.

ASSET BASED CHARGES
The Asset Based Charge is composed of the mortality and expense risk fee and administrative charge. It may also include distribution financing charge, premium tax recovery charge, Deferred Acquisition Cost (DAC) tax charge, current Cost of Insurance charges, and the minimum death benefit guarantee charge.

BENEFICIARY
The person to receive the proceeds in the event of the insured's death.

FIXED ACCOUNT
The assets and liabilities of the company which are not held in a Separate Account. Also referred to as our General Account.

INDEBTEDNESS
All policy loans, if any, and accrued interest.

IN FORCE
The period of time the insured's life remains insured under the terms of this policy.

MATURITY DATE
The Policy Anniversary nearest the insured's 100th birthday.

MONTHLY DATE
The same day of each month as the Policy Date.

POLICY ANNIVERSARY
The same day and month as your policy date for each succeeding year your policy remains in force.

POLICY DATE
The date coverage under this policy becomes effective and the date from which policy anniversaries, policy years, and policy months are determined.

PROCEEDS

The amount we are obligated to pay under the terms of this policy when your policy is surrendered or when the insured dies. Upon Maturity the proceeds are equal to the Cash Surrender Value provided the insured is living.

RECORD DATE
The date the policy is recorded on our books as an in force policy. The Record Date is shown on page 3.

REINSTATE
To restore coverage after the policy has lapsed.

SEPARATE ACCOUNT
The separate investment account established by us, as described in Section 7.

SPECIFIED AMOUNT
The Initial Specified Amount, as shown on page 3, if it has not been changed, or the latest change.

SUBACCOUNT
A division of the Separate Account, as described in Section 7.

TERMINATE
The insured's life is no longer insured under any of the terms of this policy.

THE INSURED
The person whose life is insured under this policy as shown on page 3.

WRITTEN REQUEST
A request in writing signed by you on a form agreeable to us.

YOU, YOUR
The owner of this policy is as shown in the application, unless subsequently changed as provided for in this policy. The owner is the insured unless otherwise stated.

                           POLICY SPECIFICATION PAGE

POLICY NUMBER:             110 01 SAMPLE                 INSURED:  JOHN DOE

INITIAL SPECIFIED AMOUNT:  $100,000                    AGE / SEX:  55 / MALE

MINIMUM SPECIFIED AMOUNT:  $50,000                         OWNER:  JOHN DOE

OPTION TYPE:               A                         POLICY DATE:  JUNE 1, 1994

GUIDELINE PREMIUM:         $3,237.00                 RECORD DATE:  JUNE 1, 1994

MINIMUM MONTHLY GUARANTEED                         MATURITY DATE:  JUNE 1, 2039
COVERAGE PREMIUM:          $269.75
                                                      GUARANTEED
MONTHLY POLICY FEE:        $5.00                   COVERAGE DATE:  JUNE 1, 1997

ASSET BASED CHARGE:        3.00%

TRANSFER CHARGE:           $25.00 (transfers in excess of 12 per policy year)

EXPENSE CHARGE:            5.00% of any premium payment collected

SURRENDER CHARGES:
   ISSUE CHARGE Per $1000
     of Specified Amount:    $5.00   $4.00   $3.00   $2.00   $1.00   $0.00
     End of Policy Year:     1-10    11      12      13      14      15+

If the insured is living on the Maturity Date, we will pay the Proceeds equal to the Cash Surrender Value, if any, to you.

THE TAX STATUS OF THIS POLICY MAY CHANGE AND SHOULD BE REVIEWED EACH YEAR.

                            PREMIUM CLASS:  STANDARD

                                                                         PLANNED
             TYPE                                                        PREMIUM
              OF                       SPECIFIED                        PAYMENTS
           COVERAGE                     AMOUNT                          (ANNUAL)
BASIC POLICY                           $100,000                         $3,237.00
Total Premium Payment.................................................. $3,237.00
Basic Policy Initial Premium........................................... $3,237.00

It is possible that coverage will expire prior to the Maturity Date when either no premiums are paid following payment of the initial premium or subsequent premiums are insufficient to continue coverage to such date. In addition, if the accumulated gains or losses in the Separate Account or current interest in the Fixed Account or current costs of insurance change, this would also affect coverage.

                           TABLE OF SURRENDER CHARGES

                         SURRENDER CHARGE       SURRENDER CHARGE
                          PERCENTAGE OF          PERCENTAGE OF
POLICY YEAR             GUIDELINE PREMIUM       EXCESS PREMIUMS/*/
     1                        26.5%                   4.20%
     2                        26.5%                   4.20%
     3                        26.5%                   4.20%
     4                        26.5%                   4.20%
     5                        26.5%                   4.20%
     6                        26.5%                   4.20%
     7                        26.5%                   4.20%
     8                        26.5%                   4.20%
     9                        26.5%                   4.20%
     10                       26.5%                   4.20%
     11                       21.2%                   3.36%
     12                       15.9%                   2.52%
     13                       10.6%                   1.68%
     14                        5.3%                   0.84%
    15+                        0.0%                   0.00%

/*/ Applies to all premiums received in excess of the first year's Guideline
    Premium.

                                    Page 3a

                         SECTION 1 - GENERAL PROVISIONS

THE CONTRACT
Your policy, endorsements, if any, any application and any additional applications at the time of reinstatement or increase in Specified Amount constitute the entire contract between you and us. Any statements made in the applications either by you or by the insured will, in the absence of fraud, be considered representations and not warranties. Also, any written statement made either by your or by the insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the application.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an officer of the company. No agent or other person has the authority to change or waive any provisions of your policy.

Any extra benefit rider attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the rider.

SUICIDE EXCLUSION
If the insured, whether sane or insane, dies by suicide within two years from the policy date, our liability will be limited to an amount equal to the premiums paid for this policy less any loan and any prior surrenders.

If the insured, whether sane or insane, dies by suicide within two years from the effective date of any increase in the Specified Amount, our liability for the amount of increase will be limited to the Cost of Insurance for the increase.

INCONTESTABILITY
We cannot contest this policy after it has been in force during the lifetime of the insured for two years after:
a)   the Policy Date;
b) the effective date of any increase in the Specified Amount, and then only for the increased amount; or
c)   the effective date of reinstatement of this policy.

Only statements material to such reinstatement shall be contestable for two years from the date of reinstatement.

ASSIGNMENT
Your policy may be assigned by you. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of an interest in it. Any proceeds which become payable to an assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

MISSTATEMENT OF AGE OR SEX
If the age and/or sex of the insured has been misstated, the adjusted proceeds will be the greater of (a) and (b) where: (a) is the death benefit adjusted to that which would have been purchased by the most recent cost of insurance charge at the correct age and/or sex; and (b) is the Policy Value on the date of death, multiplied by the Death Benefit Ratio for the insured's age nearest birthday on the date of death.

BENEFICIARY
When we receive due proof of the insured's death, we will pay the proceeds of this policy to the beneficiary or beneficiaries who are named in the application for this policy unless you subsequently change the beneficiary. In that event, we will pay the proceeds to the beneficiary named in your last change of beneficiary request as provided for in this policy.

If a primary or contingent beneficiary dies before the insured, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds of this policy to you, if living, otherwise to your estate.

CHANGE OF OWNER OR BENEFICIARY
If you have reserved the right to change the owner or beneficiary, you can file a written request with us to make such a change. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until it is recorded in our administrative office records. After it has been so recorded, it will take effect as of the date you signed the request. However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before your request was recorded in our administrative office records.

DEFERMENT
We will pay any partial surrenders, policy loans, surrender or death proceeds within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists or the Securities and Exchange Commission by order permits postponement for the protection of policyowners. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of partial withdrawals, loans, surrender or death proceeds.

When permitted by law, we may defer transferring from the Fixed Account or paying any partial surrenders, loans, surrender or death proceeds from the Fixed Account for up to 6 months from the date of request. Interest will be paid on any amount deferred for 30 days or more. This rate will be 4% per year unless otherwise required by law.

NONPARTICIPATING
This policy will not share in our surplus distributions.

ANNUAL REPORT
We will send a report to the Owner at least once each year. It will show: 1) the current Policy Value, 2) the current Cash Surrender Value; 3) the current Death Benefit; 4) any current policy loans, and 5) activity since the last report.

Additional activity within each Subaccount showing investment experience will also be provided.

                             SECTION TWO - PREMIUMS

PLANNED PREMIUM PAYMENTS
The amount and frequency of the planned premium payments are shown on page 3 of your policy. However, premium payments are flexible and the Owner may change the amount and frequency of payments.

PREMIUMS
The Initial Premium is the premium due on the Policy Date, and is payable in advance. Any subsequent premiums are payable to us at our administrative office.

UNSCHEDULED PREMIUMS
Additional premiums may be paid at any time before the Maturity Date, provided that the policy is in force and there is no indebtedness.

We reserve the right to limit the amount of premiums that may be paid on the policy if we determine that: a) payment of a greater amount may cause the proceeds of this policy to lose their tax status as life insurance under the Internal Revenue Code; or b) payment of a greater amount would increase the Death Benefit by application of the Death Benefit Ratio (unless we are provided evidence of insurability satisfactory to us.)

The minimum amount of any premium that will be accepted is $25.00.

NET PREMIUMS
The Net Premium is any premium collected minus the Expense Charge. The Expense Charge disclosed on Page 3 is the Guaranteed Expense Charge. We may use an Expense Charge lower than the Guaranteed Expense Charge but will never charge in excess of the Guaranteed Expense Charge. Any change in the Expense Charge will be applied uniformly to all members of the same premium class.


ALLOCATION OF NET PREMIUM PAYMENTS
New premium payments may be applied to the Fixed Account and/or to one or more of the Subaccounts which we make available. Prior to the Record Date, net premiums allocated to the Subaccounts will be allocated to the Money Market Subaccount. On the Record Date, the values in the Money Market Subaccount will be transferred to the other Subaccounts in accordance with the allocation shown on the application.

We will use the allocation percentages for the first and any later premium payments as requested in the application until you change the allocation percentage.

CHANGE OF ALLOCATION
You may change the allocation of premium payments to the Fixed Account and/or among the Subaccounts. You must tell us in a form satisfactory to us which gives us the facts that we need. Payments received after the date the request for change is recorded by us will be applied on the basis of the new allocation. You must indicate what percent of each premium payment to allocated to the Fixed Account and/or among one or more of the Subaccounts (making a total of 100%). Each percent may be either zero or any whole number.

CONTINUATION OF COVERAGE
If planned premium payments are not paid and no unscheduled premiums are received, this policy will continue in force until the Maturity Date unless the conditions of the Grace Period provision apply. If the insured is living on the maturity Date, any proceeds will become payable unless a different nonforfeiture option has been elected.

                         SECTION THREE - DEATH BENEFIT

SPECIFIED AMOUNT
The Specified Amount for your policy is shown on page 3, unless changed in accordance with the Changes provision. After the first Policy Anniversary, you may change the Specified Amount at any time, but not more often than once during a 12 month period, by sending a written request to our administrative office. Any change in the Specified amount will take effect on the first Monthly Date following approval of your written request.

INCREASE IN THE SPECIFIED AMOUNT
You may, prior to the insured's age 86 and upon completion of a new application, increase the Specified Amount as described above. Any increase will be subject to our underwriting requirements as well as Suicide Exclusions and Incontestability restrictions, (see page 4).

DECREASE IN THE SPECIFIED AMOUNT
You may upon written request decrease the Specified Amount as described above. The decrease will be applied against the most recent increase in the Specified Amount. It will then be applied to other increases in the reverse order in which they occurred. No decrease in Specified Amount will be allowed below the minimum shown on page 3 or if the requested decrease would force a cash withdrawal in order to maintain its tax status as life insurance under the Internal Revenue Code.

DEATH BENEFIT
The Death Benefit is based upon the Specified Amount, Option Type and the Death Benefit Ratio (see pages 11 and 11A).

We will pay the Death Benefit less any indebtedness, any unearned loan interest, and any Monthly deductions due during the grace period if the insured dies while this policy is in force, subject to the terms of this policy. We will pay as soon as we receive written due proof at our administrative office that the insured has died.

INTEREST FROM DATE OF DEATH
Interest on death proceeds will be paid as required by law.

OPTION TYPE
The Option Type is as shown on Page 3, unless changed in accordance with the Changes provision.

If Option Type A is in effect, the Death Benefit is the greater of the Specified Amount or the Death Benefit Ratio times the Policy Value on the date of your death.

If the Premium Class shown on page 3 is "Standard" the insured may select Option type B. If Option type B is in effect, the death Benefit is the greater of the Specified Amount plus the Policy Value on the date of your death; or the Death Benefit Ratio times the Policy Value on the date of your death.

CHANGES
If the Premium Class shown on page 3 is "Standard" the Owner may change the Option type after the third policy year by written request. No more than one change may be allowed within each policy year. The change will be effective on the first Month anniversary on or next following the day we receive the request. No change in the type of death benefit will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on page
3.  The Specified Amount will be changed as follows:

1. If the change is from Type A to Type B, the Specified Amount after such change will be equal to the Specified Amount prior to such change minus the Policy Value on the date of change.

2. If the change is from Type b to Type A, the Specified Amount after such change will be equal to the Specified Amount prior to such change plus the Policy Value on the date of change.

                         SECTION FOUR - POLICY VALUES

POLICY VALUE
The Policy Value at the end of any valuation period is equal to:

(a)  net premiums paid; plus
(b)  interest credited in the Fixed Account; plus
(c)  accumulated gains or losses in the Separate Account; minus
(d)  partial surrenders; minus
(e)  monthly deductions; minus
(f)  transfer charges, if any.

MONTHLY DEDUCTION
Each Monthly Deduction consists of:

(a)  The monthly Cost of Insurance; plus
(b)  any premium for additional benefits provided by riders (see page 3); plus
(c)  the monthly Policy Fee (see page 3); plus
(d)  any charges for substandard premium class rating.

Deductions will be withdrawn from each Subaccount and the Fixed Account in accordance with the owner's current allocation. If the value of any account is insufficient to pay it part of the monthly deduction, the deduction will be taken on a pro rata basis from all accounts.

POLICY FEE
The Policy Fee disclosed on page 3 is the Guaranteed Policy Fee. We may use a Policy Fee lower than the Guaranteed Policy Fee but will never charge in excess of the Guaranteed Policy Fee. Any change in the Policy Fee will be applied uniformly to all members of the same premium class.

COST OF INSURANCE
The Monthly Cost of Insurance is determined by multiplying the difference between the Death Benefit divided by 1.003274 and the Policy Value at the beginning of each month, by the Monthly Per Dollar Cost of Insurance Rate. The Monthly Guaranteed Cost of Insurance Rate is based on the insured's:
        . Sex
        . Attained age, and
        . Premium class shown on page 3.

The Monthly Guaranteed Cost of Insurance Rates are shown in the insured's Guaranteed Cost of Insurance Table on pages 11 and 11A. We may use Cost of Insurance Rates lower than the guaranteed rates but will never charge rates in excess of the Guaranteed Cost of Insurance Rates. Any change in the Cost of Insurance Rates will be applied uniformly to all members of the same premium class.

                           SECTION FIVE - LOAN VALUES

LOANS
After the first year, you can borrow up to 90% of the available Cash Surrender Value of your policy. Upon request, we will send you a loan agreement for your signature. The amount you borrow plus interest in advance until the next anniversary will be withdrawn from each Subaccount in accordance with your current allocation, unless you specify otherwise, and placed into the Fixed Account in order to secure the loan. We have the right to postpone your loan for up to 6 months, unless for payment of premium to us.

If the total indebtedness equals or exceeds the Cash Surrender Value, we will send you notice of the amount you must pay to keep the policy from terminating. If you do not pay this amount within 61 days after we send notice, the policy will terminate without value. We will send notice to you and any assignee of record at our administrative office.

Loans have priority over the claims of any assignee or other person. Your policy is the sole security for all loans.

The amount of any policy loan may be limited to not less than $500.

LOAN INTEREST
The Loan Interest Rate is 8% per annum, charged in advance. Loan interest is due at each anniversary. Interest not paid when due will be added to the loan and bear interest at the same rate.

LOAN REPAYMENT
You can repay all or part of a loan at any time while this policy is in force. Each payment must be at least $25.00 unless the loan amount is less than $25.00 in which case full payment is required. Any amount received on the policy will be considered premiums unless clearly marked as loan repayments. When a loan repayment is made, the portion of the Policy Value in the Fixed Account related to that payment will be transferred into the Subaccounts in accordance with your current allocation, unless you specify otherwise.

                        SECTION 6 - CASH SURRENDER VALUE

CASH SURRENDER VALUE
You may surrender your policy for its Cash Surrender Value which may be paid in cash or under an elected Settlement Option.

Your Cash Surrender Value is determined as follows:

        . The Policy Value,
  MINUS . The Surrender Charge, if any,
  MINUS . Any Indebtedness.

We will pay your Cash Surrender Value within 7 days after we receive your written request in our administrative office, in a form satisfactory to us. We may require that your policy be sent in with your written request before making payment. We may defer payment of any Cash Surrender Value in accordance with the Deferment Provision.

When you surrender your policy for its Cash Surrender Value, your policy will terminate.

SURRENDER CHARGE
The amount of the surrender charge will be the applicable Issue Charge shown on Page 3 times the Initial Specified Amount plus the applicable Surrender Charge Percentages of the Guideline Premium and any premiums in excess of the Guideline Premium as reflected on Page 3. The applicable percentage for each premium is found by the years representing the number of full and partially complete years since issue.

Following each increase in Specified Amount, an additional surrender charge will be incurred upon surrender of this Policy. The amount of the additional surrender charge will be the applicable issue Charge shown on Page 3, where each policy year is measured from the date of the increase, times the increase in the Specified Amount.

GRACE PERIOD
If the Cash Surrender Value on any Monthly Date is not sufficient to pay the next Monthly deduction, written notification will be sent to your last known address and the address of any assignee of record. A grace period of 61 days after the mailing date of the notice will be provided. If sufficient premium to cover the Monthly Deductions due within the grace period are not paid by the end of the grace period, the policy will terminate without value. If the insured dies during the grace period, we will pay the Death Benefit, less any indebtedness and any unpaid Monthly Deduction.

During the period beginning on the Policy Date, and ending on the Guaranteed Coverage Date, the Policy will remain in force and no grace period will begin provided there is no increase in the Specified Amount or addition of any riders and the total premiums received (minus any surrenders and minus any outstanding loans) equals or exceeds the Minimum Guaranteed Coverage Premium times the number of months since the Policy Date, including the current month.

In any case, we will void the policy if the total indebtedness equals or exceeds the Cash Surrender Value.

REINSTATEMENT
If this Policy terminates, as provided in the Grace Period Section, it may be reinstated during the lifetime of the insured. The reinstatement is subject to:
1. Receipt at our Administrative Office of a written request from the owner. Such request must be within 5 years after the date of termination and prior to the Maturity Date; and
2.   Receipt of evidence of insurability satisfactory to us; and
3.   Payment of a minimum premium sufficient to provide a net premium to cover
     (a) 1 monthly deduction at the time of termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and
4. Payment of an additional amount sufficient to cover any surrender charge as of the date of reinstatement.
The effective date of a reinstatement shall be the first Month Anniversary on or next following the day we approve the application for reinstatement. Any policy loan as of the date of termination will not be reinstated. Any policy value equal to the policy loan on the date of reinstatement will also not be reinstated.

Your policy cannot be reinstated if your policy was surrendered for cash.

PARTIAL SURRENDERS
After the first policy year and during the lifetime of the insured, you may request the surrender of a portion of the Cash Surrender Value. The amount surrendered must be at least $500 and must not cause the Cash Surrender Value after the Partial Surrender to be less than $500. If the amount of the Partial; Surrender is greater than or equal to the Cash Surrender Value the partial Surrender will be considered a full surrender and the Cash Surrender Value Provision will apply. We must receive the written request at our Administrative Office.

After the first Policy Anniversary, an amount up to 10% of the Policy Value less indebtedness may be surrender by you, one time in any twelve month period free of any Surrender Charge. These penalty free Partial Surrenders must be separated by at least twelve months.

Free Partial Surrenders will reduce the Policy Value by the amount withdrawn. Excess Partial Surrenders will reduce the Policy Value by an amount equal to the ration of the Policy Value to the Cash Surrender Value (prior to the excess Partial Surrender) multiplied by the amount surrendered.

If the Death Benefit was the Specified Amount prior to the Partial Surrender, the Specified Amount will be reduced by the amount surrendered times the ratio of the Specified Amount to the Policy Value (prior to the Partial Surrender). Otherwise, the Specified Amount will be changed to the Policy Value less Surrender Charges, if any, (immediately after the Partial Surrender) times the Death Benefit Ratio (see pages 11 and 11A). However, no Partial Surrender will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount as shown on page 3.

We may defer payment of any Partial Surrender by not more than six months, as specified in the Deferment Provision on page 5. We reserve the right to charge up to $25.00 for processing each partial surrender. This amount, if any, will be deducted from the partial surrender and the balance paid to the owner.

Reductions in the Specified Amount due to any Partial Surrenders will be in the following order:

1)   To the most recent increase in the Specified Amount.
2)   To the next most recent increase in the Specified Amount.
3)   To the Initial Specified Amount or the current Specified Amount if less.

BASIS USED FOR CALCULATION
All of the values are equal to or greater than the minimums set by laws of the states where the policy is delivered. If required, we have filed a detailed statement about this with your State Insurance Department. It shows the figures and methods used. Maximum Cost of Insurance Rates are based on the Commissioner's Male or Female 1980 Standard Ordinary Mortality Table, Age Nearest Birthday.

                        SECTION SEVEN - SEPARATE ACCOUNT

SEPARATE ACCOUNT
We have established and will maintain a Separate Account under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable life insurance and annuity policies. The Separate Account may invest assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right ot add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this ppolicy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;
(b)  manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account; and
(d)  combine the Separate Account with one or more other separate accounts.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND
If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

ACCUMULATION UNITS
The Policy Value in the Separate Account is represented by accumulation units. The dollar value of accumulation units for each Subaccount may change from day to day reflecting the investment experience of the Subaccount.

                            SEPARATE ACCOUNT - CONT.

Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the premium allocated to or any amount transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the result of:

     (1) The net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus
     (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.

(c) is a factor representing the Asset Based Charge. This factor is equal, on an annual basis, to the percentage shown on page 3 of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

TRANSFER BETWEEN SUBACCOUNTS
You may transfer the value of the accumulation units from one Subaccount to another within the Separate Account. If you want to transfer the value of the accumulation units, you must tell us in a notice you sign which gives us the facts that we need.

The minimum amount which may be transferred is the lesser of $100 or the entire Subaccount value. However, if the remaining Subaccount value is less than $100, we have the right to include that amount as part of the transfer.

We reserve the right to limit transfers between Subaccounts to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $25 transfer fee.

                         SECTION EIGHT - FIXED ACCOUNT

FIXED ACCOUNT
Payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. These rates will never be less than an effective annual interest rate of 4%.

We may use current interest rates greater than the guaranteed rates to calculate the Policy Value. These interest rates will be declared by us. In determining the current interest rate, we may include an expense charge of up to .2466% per month, compounded monthly, which is equivalent to 3.0% per year. In no event will this expense charge result in a current interest rate which is less than the guaranteed interest rate. We may apply different current interest rates to separate portions of the Policy Value including the amount of the Policy Value equal to any outstanding loan(s). However, each rate cannot be less than the guaranteed rate.

TRANSFERS TO OR FROM THE FIXED ACCOUNT
You may transfer values from the Fixed Account to the Separate Account or from the Separate Account to the Fixed Account.

The minimum amount which may be transferred is the lesser of $100 or the entire account value. However, if the remaining account value is less than $100, we have the right to include that amount of the transfer.

The maximum amount that can be transferred out of the Fixed Account during any policy year is the largest of: 1) 20% of the current policy value in the Fixed Account; or 2) the amount transferred out of the Fixed Account during the previous policy year.

The oldest payment or transfer into the Fixed Account, plus its interest, is considered to be transferred out first. If the amount transferred exceeds this, the next oldest payment or transfer into the Fixed Account, plus its interest, is considered to be transferred out, and so on.

We reserve the right to limit transfers between the Fixed Account and the Separate Account to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $25 transfer fee.

                                      MALE
                      GUARANTEED COST OF INSURANCE RATES/**/
                            AND DEATH BENEFIT RATIOS

                                  MONTHLY COST                               MONTHLY COST
ATTAINED          DEATH BENEFIT   OF INSURANCE    ATTAINED   DEATH BENEFIT   OF INSURANCE
AGE                   RATIO        PER $1000/*/      AGE          RATIO       PER $1000/*/
---------------   -------------   -------------   --------   -------------   -------------
       0              2.50           $.3491          50          1.85           $  .5612
       1              2.50            .0892          51          1.78              .6108
       2              2.50            .0825          52          1.71              .6662
       3              2.50            .0817          53          1.64              .7293
       4              2.50            .0792          54          1.57              .8008

       5              2.50            .0750          55          1.50              .8775
       6              2.50            .0717          56          1.46              .9610
       7              2.50            .0667          57          1.42             1.0479
       8              2.50            .0634          58          1.38             1.1409
       9              2.50            .0617          59          1.34             1.2408

       10             2.50            .0609          60          1.30             1.3518
       11             2.50            .0642          61          1.28             1.4757
       12             2.50            .0709          62          1.26             1.6160
       13             2.50            .0825          63          1.24             1.7753
       14             2.50            .0959          64          1.22             1.9529

       15             2.50            .1109          65          1.20             2.1480
       16             2.50            .1259          66          1.19             2.3565
       17             2.50            .1393          67          1.18             2.5794
       18             2.50            .1485          68          1.17             2.8167
       19             2.50            .1552          69          1.16             3.0747

       20             2.50            .1585          70          1.15             3.3650
       21             2.50            .1593          71          1.13             3.6956
       22             2.50            .1577          72          1.11             4.0768
       23             2.50            .1552          73          1.09             4.5165
       24             2.50            .1518          74          1.07             5.0085

       25             2.50            .1476          75          1.05             5.5439
       26             2.50            .1443          76          1.05             6.1137
       27             2.50            .1426          77          1.05             6.7104
       28             2.50            .1418          78          1.05             7.3292
       29             2.50            .1426          79          1.05             7.9872

       30             2.50            .1443          80          1.05             8.7104
       31             2.50            .1485          81          1.05             9.5206
       32             2.50            .1527          82          1.05            10.4470
       33             2.50            .1593          83          1.05            11.5043
       34             2.50            .1668          84          1.05            12.6724

       35             2.50            .1760          85          1.05            13.9291
       36             2.50            .1869          86          1.05            15.2509
       37             2.50            .2003          87          1.05            16.6286
       38             2.50            .2153          88          1.05            18.0583
       39             2.50            .2329          89          1.05            19.5467

       40             2.50            .2521          90          1.05            21.1142
       41             2.43            .2747          91          1.04            22.7952
       42             2.36            .2972          92          1.03            24.6568
       43             2.29            .3232          93          1.02            26.8205
       44             2.22            .3500          94          1.01            29.6678

       45             2.15            .3801          95          1.00            30.9891
       46             2.09            .4111          96          1.00            33.1068
       47             2.03            .4446          97          1.00            41.6848
       48             1.97            .4798          98          1.00            58.0126
       49             1.91            .5192          99          1.00            90.9091

/*/  See Cost of Insurance, page 7.
/**/ When any insurance is sold on a substandard risk, the guaranteed cost of insurance rates shown above are increased 25% for each additional rating class above standard.

                                    FEMALE
                    GUARANTEED COST OF INSURANCE RATES/**/
                           AND DEATH BENEFIT RATIOS

                                  MONTHLY COST                               MONTHLY COST
ATTAINED          DEATH BENEFIT   OF INSURANCE    ATTAINED   DEATH BENEFIT   OF INSURANCE
AGE                   RATIO        PER $1000/*/      AGE          RATIO       PER $1000/*/
---------------   -------------   -------------   --------   -------------   -------------
       0              2.50            $.2412         50          1.85           $  .4144
       1              2.50             .0725         51          1.78              .4438
       2              2.50             .0675         52          1.71              .4765
       3              2.50             .0659         53          1.64              .5142
       4              2.50             .0642         54          1.57              .5528

       5              2.50             .0634         55          1.50              .5931
       6              2.50             .0609         56          1.46              .6334
       7              2.50             .0600         57          1.42              .6721
       8              2.50             .0584         58          1.38              .7091
       9              2.50             .0575         59          1.34              .7486

       10             2.50             .0567         60          1.30              .7932
       11             2.50             .0575         61          1.28              .8488
       12             2.50             .0600         62          1.26              .9188
       13             2.50             .0625         63          1.24             1.0082
       14             2.50             .0667         64          1.22             1.1122

       15             2.50             .0709         65          1.20             1.2255
       16             2.50             .0750         66          1.19             1.3450
       17             2.50             .0792         67          1.18             1.4664
       18             2.50             .0817         68          1.17             1.5862
       19             2.50             .0850         69          1.16             1.7156

       20             2.50             .0875         70          1.15             1.8649
       21             2.50             .0892         71          1.13             2.0461
       22             2.50             .0909         72          1.11             2.2724
       23             2.50             .0926         73          1.09             2.5510
       24             2.50             .0951         74          1.07             2.8807

       25             2.50             .0967         75          1.05             3.2545
       26             2.50             .0992         76          1.05             3.6668
       27             2.50             .1017         77          1.05             4.1111
       28             2.50             .1051         78          1.05             4.5881
       29             2.50             .1084         79          1.05             5.1117

       30             2.50             .1126         80          1.05             5.7052
       31             2.50             .1168         81          1.05             6.3911
       32             2.50             .1209         82          1.05             7.1919
       33             2.50             .1251         83          1.05             8.1241
       34             2.50             .1318         84          1.05             9.1754

       35             2.50             .1376         85          1.05            10.3373
       36             2.50             .1468         86          1.05            11.6040
       37             2.50             .1577         87          1.05            12.9743
       38             2.50             .1702         88          1.05            14.4525
       39             2.50             .1852         89          1.05            16.0515

       40             2.50             .2019         90          1.05            17.7937
       41             2.43             .2203         91          1.04            19.7163
       42             2.36             .2395         92          1.03            21.8878
       43             2.29             .2579         93          1.02            24.4352
       44             2.22             .2772         94          1.01            27.6715

       45             2.15             .2972         95          1.00            29.5053
       46             2.09             .3173         96          1.00            32.3238
       47             2.03             .3382         97          1.00            41.2120
       48             1.97             .3617         98          1.00            57.8139
       49             1.91             .3868         99          1.00            90.9091

/*/  See Cost of Insurance, page 7.
/**/ When any insurance is sold on a substandard risk, the guaranteed cost of insurance rates shown above are increased 25% for each additional rating class above standard.

                                    PAGE 11A

                       SECTION NINE - PAYMENT OF PROCEEDS

SETTLEMENT OPTIONS

You may, during the insured's lifetime, request that we pay the proceeds under one of the following settlement options. We will also use any other method of payment that is agreeable to you and us. Any amount left with us will be transferred to your General Account, Options 1, 2 and 4 are based on a guaranteed interest rate of 3%. Options 3 and 5 are based on a guaranteed interest rate of 3% and the "1983 Table a" Mortality Table with projection.

OPTION 1 - Interest Payments -
Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $100. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

OPTION 2 - Payments for a Specified Period -
Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in Option 2 Table. The monthly payments for any period not shown will be furnished upon request.

OPTION 3 - Life Income -
Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and sex. Payments can be guaranteed for 10 or 20 years or as "Guaranteed Return of Policy Proceeds". The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in Option 3 Table. The monthly payments for any ages not shown will be furnished upon request.

OPTION 4 - Payments of a Specified Account -
Monthly payments of a specified amount until the proceeds and interest are fully paid.

OPTION 5 - Joint and Survivor Life Income -
Monthly payments during the joint lifetime of two persons and continued during the lifetime of the survivor. We will pay the amount retained, with interest, in equal monthly payments. See Option 5 Table for example. We will furnish the income for other combinations of age or sex, if requested.

                                OPTION 2 TABLE

                     PAYMENTS FOR A SPECIFIED PERIOD
-------------------------------------------------------------------------
            Number of                             Amount of
          Years Payable                        Monthly Payments
-------------------------------------------------------------------------
                5                                   $17.91
                10                                    9.61
                15                                    6.87
                20                                    5.51
                25                                    4.71
                30                                    4.18
-------------------------------------------------------------------------

                                OPTION 3 TABLE

                                    LIFE INCOME
------------------------------------------------------------------------------------
                              MONTHLY INCOME PAYMENTS
------------------------------------------------------------------------------------
            Guaranteed For                             Guaranteed For
                 Life                                     10 Years
M             AGE               F            M              AGE               F
------------------------------------------------------------------------------------
   $3.87       50            $3.55         $3.84              50           $3.54
   4.23        55             3.83          4.19              55            3.82
   4.72        60             4.21          4.63              60            4.18
   5.40        65             5.22          5.22              65            4.66
   6.34        70             5.45          5.96              70            5.30
------------------------------------------------------------------------------------
         Guaranteed Return of                          Guaranteed For
           Policy Proceeds                                20 Years
M             AGE               F            M              AGE               F
------------------------------------------------------------------------------------
   $3.73       50            $3.49         $3.76              50           $3.51
   4.03        55             3.73          4.05              55            3.75
   4.40        60             4.04          4.37              60            4.06
   4.88        65             4.45          4.72              65            4.41
   5.51        70             4.99          5.04              70            4.80
------------------------------------------------------------------------------------

                                OPTION 5 TABLE

                         JOINT AND SURVIVOR LIFE INCOME
---------------------------------------------------------------------------------
                            MONTHLY PAYMENTS FOR EACH
                            $1,000 OF AMOUNT RETAINED
---------------------------------------------------------------------------------
                                AGE OF OTHER PAYEE/*/
AGE                                  (FEMALE)
OF         ----------------------------------------------------------------------
ONE                   15 Years       10 Years         5 Years
PAYEE                 Less than      Less than        Less than           Same as
(MALE)/*/               Male           Male             Male                Male
                       Payee's        Payee's          Payee's             Payees
---------------------------------------------------------------------------------
     50                $2.99          $3.09              $3.20              $3.32
     55                 3.11           3.24               3.38               3.53
     60                 3.27           3.43               3.62               3.82
     65                 3.47           3.69               3.94               4.22
     70                 3.74           4.04               4.04               4.77
---------------------------------------------------------------------------------
     /*/ Age nearest birthday.
---------------------------------------------------------------------------------

Conditions

1. Proceeds of less than $1,000 may not be applied under any settlement option. We may change the payment frequency if payments under an option become less than $20.
2. A non-natural person may receive payments under a life income option only if the payments are based on the life of a natural person.

If a settlement option is requested, we will prepare an agreement to be signed which will state the terms and conditions under which the payments will be made. This agreement will include a statement regarding the withdrawal value, if any, and to whom any remaining proceeds will be paid following the death of the person receiving the payments.

A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

PROCEEDS EXEMPT FROM CLAIM OF CREDITORS
To the extent permitted by law, no payment of proceeds of interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

                    SECTION 10 - SUMMARY OF POLICY BENEFITS

LIVING BENEFITS
Your policy has certain guaranteed values which are available to you during your lifetime. These values consist of the cash or loan values. You may use these values:

        . To provided retirement income (see page 12.)
        . As collateral for a loan or as the basis for a policy loan (see page
          7).
        . To obtain cash by surrendering your policy (see page 8).
        . To obtain cash by partial surrender, (see page 8).

The available Cash Surrender Value of your policy is:

        . The Policy Value (see page 7)
  MINUS . The Surrender Charge, if any (see page 8)
  MINUS . Any indebtedness, (see definition, page 2)

The available Loan Value of your policy is 90% of the Cash Surrender Value (see page 7)

DEATH PROCEEDS
The amount payable to the beneficiary is the total of the following amounts determined on the date of the insured's death:

        . The death benefit amount of the policy (see page 6)
   PLUS . Any additional insurance on the insured's life provided by an extra benefit rider (see page 3)
  MINUS . Any indebtedness (see defintion, page2)
  MINUS . Any Monthly Deductions due (see page 7)

EXTRA BENEFIT RIDERS
The extra benefits, if any, listed on page 3 are fully described in the extra benefit riders that are attached to this policy.

                          SECTION ELEVEN - YOUR RIGHTS

During the insured's lifetime and unless otherwise provided in this policy, you have the exclusive right to assign this policy, to receive every benefit and to exercise every right, privilege and option this policy grants or that we allow. Amount your rights are:

        . To change the owner or beneficiary.  (Change of Owner and Beneficiary, page 4)
        . To withdraw cash.  (Partial Surrenders, page 8)
        . To surrender this policy.  (Cash Surrender Value Option, page 8)
        . To stop premium payments but keep the policy in force.  (Continuation of Coverage, page 5)
        . To change to frequency of premium payments (Premiums, page 5)
        . To change the Specified Amount.  (Increase or Decrease in the
          Specified Amount, page 6)
        . To borrow on the life insurance base policy.   (Policy Loans, page 7)
        . To reinstate the policy after lapse.  (Reinstatement, page 8)
        . To receive policy benefits as income (Settlement Options, page 12)

To exercise any of these rights, or to apply for the proceeds or any benefits under this policy, communicate with our nearest representative or directly with our administrative office. Please notify us promptly of any change of address.

[LOGO OF PFL LIFE]      PFL Life Insurance Company
                        A Stock Company
                        Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
                        Administrative Office located at P.O. Box 5068 Clearwater, Florida 34618
                        (Hereafter called the Company, we, our or us)  (319) 398-8511

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   FLEXIBLE PREMIUM PAYABLE TO MATURITY DATE OR UNTIL PRIOR DEATH OF INSURED
    PROCEEDS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE
          AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT (SEE SECTION 7)
                               NON-PARTICIPATING

                                     INDEX

                                        Page
Allocation of Premium Payments.......   5
Annual Reports.......................   5
Assignment...........................   4
Basis Used for Calculations..........   9
Beneficiary..........................   4
Cash Surrender Value.................   8
Change of Owner or Beneficiary.......   4
Change of Specified Amount...........   6
Continuation of Coverage.............   5
Contract.............................   4
Cost of Insurance....................   7
Death Benefit........................   6
Definitions..........................   2
Fixed Account........................  10
General Provisions...................   4
Grace Period.........................   8
Guaranteed Cost of Insurance Rates...  11
Incontestability.....................   4

                                        Page
Indebtedness......................      2
Interest from Date of Death.......      6
Loan Values.......................      7
Loan Interest.....................      7
Misstatement of Age or Sex........      4
Monthly Deduction.................      7
Nonparticipating..................      5
Partial Surrenders................      8
Payment Intervals (Premiums)......      5
Policy Value......................      7
Policy Specifications.............      3
Premiums..........................      5
Reinstatement.....................      8
Separate Account..................      9
Settlement Options................     12
Specified Amount..................      6
Suicide Exclusion.................      4
Surrender Charge..................      8

 . PLEASE EXAMINE YOUR POLICY     . IF YOU CHANGE YOUR ADDRESS,    . YOUR POLICY IS A VALUABLE ASSET.
  AND THE ATTACHED COPY OF THE     PLEASE NOTIFY US AT THE          FOR YOUR OWN PROTECTION,
  APPLICATION CAREFULLY.           ADMINISTRATIVE OFFICE GIVING     LET US ADVISE YOU REGARDING ANY
  CONTACT YOUR AGENT IF YOU        YOUR FULL NAME AND               SUGGESTION TO TERMINATE OR
  DESIRE ADDITIONAL SERVICE        POLICY NUMBER.                   EXCHANGE THIS POLICY.
  OR INFORMATION.
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